Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GulfMark Offshore, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-207972 and No. 333-197547) on Form S-3 and (No. 333-212512, No. 333-204854, No. 333-196908, No. 333-175409, No. 333-174850, No. 333-174848 and No. 333-167497) on Form S-8 of GulfMark Offshore, Inc. and consolidated subsidiaries (the Company) of our reports dated March 16, 2017, with respect to the consolidated balance sheets of GulfMark Offshore, Inc. and consolidated subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of GulfMark Offshore, Inc. and consolidated subsidiaries.

Our report contains an explanatory paragraph that states that the Company expects to be in violation of certain of their financial covenants which will result in the Company’s debt becoming subject to acceleration, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(signed) KPMG LLP

Houston, Texas
March 16, 2017